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Exhibit 10.5

EMC CORPORATION

AMENDED AND RESTATED 2003 STOCK PLAN,
as amended and restated as of December 19, 2007

1.     Definitions.

        As used herein, the following words or terms have the meanings set forth below.

        1.1    "Amended and Restated Plan Effective Date" has the meaning set forth in Section 10.

        1.2    "Award" means Options, Restricted Stock, Restricted Stock Units or Stock Appreciation Rights, or any combination thereof.

        1.3    "Board of Directors" means the Board of Directors of the Company.

        1.4    "Cause" means the occurrence of any of the following, as determined by the Company's management in its sole discretion: (i) serious misconduct by the Participant in the performance of his or her employment duties; (ii) the Participant's conviction of, or entering a guilty plea with respect to a felony or a misdemeanor involving moral turpitude; (iii) the Participant's commission of an act involving personal dishonesty that results in financial, reputational, or other harm to the Company or its affiliates or subsidiaries; (iv) the Participant's failure to comply with any applicable term set forth in the Company's Key Employee Agreement or other similar agreement protecting confidential information; or (v) the Participant's material violation of any rule, policy, procedure or guideline of the Company or its affiliates or subsidiaries, including but not limited to the Company's Business Conduct Guidelines.

        1.5    "Code" means the U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

        1.6    "Committee" means the Committee appointed by the Board of Directors to administer the Plan or the Board of Directors as a whole if no appointment is made, provided that, if any member of the Committee does not qualify as both an outside director for purposes of Section 162(m) of the Code and a non-employee director for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the remaining members of the Committee (but not less than two members) shall be constituted as a subcommittee of the Committee to act as the Committee for purposes of granting or approving the payment of any Awards.

        1.7    "Common Stock" means the common stock, par value $.01 per share, of the Company.

        1.8    "Company" means EMC Corporation, a corporation established under the laws of The Commonwealth of Massachusetts.

        1.9    "Eligible Directors" means members of the Board of Directors (i) who are not employees of the Company or its Subsidiaries and (ii) who are not holders of more than 5% of the outstanding shares of Common Stock or persons in control of such holder(s) ("Eligible Directors").

        1.10    "Fair Market Value" in the case of a share of Common Stock on a particular date, means the fair market value as determined from time to time by the Board of Directors or, where appropriate, by the Committee, taking into account all information which the Board of Directors, or the Committee, considers relevant. Fair Market Value shall be determined in a manner consistent with the requirements of Sections 422 and 409A of the Code.

        1.11    "Incentive Stock Option" means an Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

        1.12    "Option" means a stock option entitling the holder to acquire shares of Common Stock upon payment of the exercise price.

        1.13    "Participant" means a person who is granted an Award under the Plan.

        1.14    "Performance Award" means an Award granted by the Committee pursuant to Section 6.11.

        1.15    "Performance Criteria" means any or any combination of the following areas of performance (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, geographical, project, product or individual basis or in combinations thereof): sales; revenues; assets; expenses; income; profit margins; earnings before or after any deductions and whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory; organizational realignments; infrastructure changes; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of products or services; customer acquisition or retentions; acquisitions or divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split ups and the like; reorganizations; strategic investments or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. Performance Criteria and any Performance Goals with respect thereto need not be based upon any increase, a positive or improved result or avoidance of loss.

        1.16    "Performance Goal" means an objectively determinable performance goal established by the Committee with respect to a given Performance Award that relates to one or more Performance Criteria.

        1.17    "Performance Period" means a time period (which may be subdivided into performance cycles of no less than three months) during which the Performance Goals established in connection with Performance Awards must be met. Performance Periods shall, in all cases, exceed three (3) months in length.

        1.18    "Prior Plans" means the EMC Corporation 1985 Stock Option Plan, the EMC Corporation 1992 Stock Option Plan for Directors, the EMC Corporation 1993 Stock Option Plan, and the EMC Corporation 2001 Stock Option Plan, collectively.

        1.19    "Plan" means the EMC Corporation 2003 Stock Plan, as from time to time amended and in effect.

        1.20    "Restricted Stock" means Common Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of specified conditions.

        1.21    "Restricted Stock Unit" means a right to receive Common Stock in the future, with the right to future delivery of the Common Stock subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of specified conditions.

        1.22    "Service Relationship" means (a) for an employee of the Company or its Subsidiaries, such person's employment relationship with the Company or its Subsidiaries, (b) for a consultant or advisor of the Company or its Subsidiaries, such person's consulting or advisory relationship with the Company or its Subsidiaries, and (c) for an Eligible Director, such person's membership on the Board of Directors.

        1.23    "Stock Appreciation Right" means a right entitling the holder upon exercise to receive shares of Common Stock having a value equal to the excess of (i) the then value of the number of shares with respect to which the right is being exercised over (ii) the exercise price applicable to such shares.

        1.24    "Stock Award" means an Award of Restricted Stock or Restricted Stock Units, or any combination thereof.

        1.25    "Subsidiary" or "Subsidiaries" means a corporation or corporations in which the Company owns, directly or indirectly, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock.

        1.26    "Ten Percent Shareholder" means any person who, at the time an Award is granted, owns or is deemed to own stock (as determined in accordance with Sections 422 and 424 of the Code)

possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or a subsidiary.

2.     Purpose.

        The Plan has been established to advance the interests of the Company by providing for the grant to Participants of incentive Awards.

3.     Administration.

        3.1    The Plan shall be administered by the Committee and, to the extent provided herein, the Board of Directors. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.

        3.2    Subject to the provisions set forth herein, the Committee shall have full authority to determine the provisions of Awards to be granted under the Plan. Subject to the provisions set forth herein, the Committee shall have full authority to interpret the terms of the Plan and of Awards granted under the Plan, to adopt, amend and rescind rules and guidelines for the administration of the Plan and for its own acts and proceedings and to decide all questions and settle all controversies and disputes which may arise in connection with the Plan.

        3.3    The decision of the Committee or the Board of Directors, as applicable, on any matter as to which the Committee or the Board of Directors, as applicable, is given authority under Section 3.2 shall be final and binding on all persons concerned.

        3.4    Nothing in the Plan shall be deemed to give any officer or employee, or his legal representatives or assigns, any right to participate in the Plan, except to such extent, if any, as the Committee or the Board, as applicable, may have determined or approved pursuant to the provisions of the Plan.

4.     Shares Subject to the Plan; Limitations.

        4.1    Number of Shares.    The maximum number of shares of Common Stock that may be delivered in satisfaction of Awards granted under the Plan shall be the sum of (i) 300,000,000, (ii) the number of shares available for grant under the Prior Plans as of the day immediately preceding the Amended and Restated Plan Effective Date, and (iii) the number of shares subject to outstanding awards under the Prior Plans as of the day immediately preceding the Amended and Restated Plan Effective Date to the extent such awards terminate or expire on or after the Amended and Restated Plan Effective Date without the delivery of shares (such shares may hereinafter be referred to as the "Authorized Shares").

        4.2    Fungible Share Plan.    Each share of Common Stock subject to or issued in respect of an Option or a Stock Appreciation Right shall be counted against the Authorized Shares as one (1) share. Each share of Common Stock subject to or issued in respect of a Stock Award shall be counted against the Authorized Shares as two (2) shares.

        4.3    Reacquired Shares.    If any Award granted under the Plan expires, is terminated or is canceled (including an Award which terminates by agreement between the Company and the Participant), or if shares of Common Stock are reacquired by the Company upon the rescission of an Award or the rescission of the exercise of an Award, the number of shares of Common Stock subject to the Award immediately prior to such expiration, termination or cancellation or the number of shares of Common Stock that have been reacquired upon any rescission, shall be available for future grant. The following shares shall not be available for future grant: (i) shares tendered in payment of the exercise price of an Option and (ii) shares withheld by the Company or otherwise received by the Company to satisfy tax withholding obligations. In addition, the Authorized Shares shall not be increased by any shares of Common Stock repurchased by the Company with Option proceeds and all shares of Common Stock covered by a Stock Appreciation Right shall be counted against the Authorized Shares.

        4.4    Type of Shares.    Common Stock delivered by the Company under the Plan may be authorized but unissued Common Stock or previously issued Common Stock acquired by the Company. No fractional shares of Common Stock will be delivered under the Plan.

        4.5    Limit on Shares for Performance Awards.    No more than 2,000,000 shares may be allocated to the Performance Awards that are granted to any individual Participant during any 12 month period. This limit shall not be adjusted by the cancellation, forfeiture, termination, expiration, or lapse of any Performance Award prior to its payment.

5.     Eligibility and Participation.

        The Committee will select Participants from among those key employees of, and consultants and advisors to, the Company or its Subsidiaries who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company and its Subsidiaries. Eligible Directors may be granted Awards by either the Committee or the Board of Directors. If Eligible Directors are granted Awards by the Board of Directors, the Board of Directors may exercise all the powers of the Committee under the Plan with respect to such Awards. Eligibility for Incentive Stock Options is limited to employees of the Company or of a "parent corporation" or "subsidiary corporation" of the Company as those terms are defined in Section 424 of the Code.

6.     Awards.

        6.1    General.    The Plan provides for the grant of Awards, which may be in the form of Options, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights. The Committee will determine the terms and conditions of all Awards, subject to the limitations provided herein. The Plan also provides for the grant of Performance Awards under Section 6.11. Notwithstanding anything herein to the contrary, the Committee may, in its sole discretion, grant Awards under the Plan containing performance-related goals that do not constitute Performance Awards, do not comply with Section 6.11, are not subject to the limitation set forth in Section 4.5, and are not granted or administered to comply with the requirements of Section 162(m) of the Code.

        6.2    Participants.    From time to time while the Plan is in effect, the Committee may, in its absolute discretion, select from among the persons eligible to receive Awards (including persons to whom Awards were previously granted) those Participants to whom Awards are to be granted.

        6.3    Award Agreements.    Each Award granted under the Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve. Award agreements shall comply with the terms and conditions of the Plan and may contain such other provisions not inconsistent with the terms and conditions of the Plan as the Committee shall deem advisable. In the case of an Incentive Stock Option, the Award agreement shall contain such provisions relating to exercise and other matters as are required of "incentive stock options" under the Code. Award agreements may be evidenced by an electronic transmission (including an e-mail or reference to a website or other URL) sent to the Participant through the Company's normal process for communicating electronically with its employees. As a condition to receiving an Award, the Committee may require the proposed Participant to affirmatively accept the Award and agree to the terms and conditions set forth in the Award agreement by physically and/or electronically executing the Award agreement or by otherwise physically and/or electronically acknowledging such acceptance and agreement. With or without such affirmative acceptance, however, the Committee may prescribe conditions (including the exercise or attempted exercise of any benefit conferred by the Award) under which the proposed Participant may be deemed to have accepted the Award and agreed to the terms and conditions set forth in the Award agreement.

        6.4    Non-Transferability of Awards.    No Award may be transferred by the Participant otherwise than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order, and during the Participant's lifetime the Award may be exercised only by him or her; provided, however, that the Committee, in its discretion, may allow for transferability of Awards by the Participant to "Immediate Family Members." "Immediate Family Members" means children, grandchildren, spouse or common law spouse, siblings or parents of the Participant or to bona fide trusts, partnerships or other entities controlled by and of which the beneficiaries are Immediate Family Members of the Participant. Any Awards that are transferable are further conditioned on the Participant and Immediate Family Members agreeing to abide by the Company's then current Award transfer guidelines.

        6.5    Exercise; Vesting; Lapse of Restrictions.    The Committee may determine the time or times at which (a) an Award will become exercisable, (b) an Award will vest or (c) the restrictions to which an Award is subject will lapse. In the case of an Award that becomes exercisable, vests or has restrictions which lapse in installments, the Committee or the Board of Directors may later determine to accelerate the time at which one or more of such installments may become exercisable or vest or at which one or more restrictions may lapse; provided, however, that the Committee or the Board of Directors may not accelerate the vesting or lapse of one or more restrictions with respect to a Stock Award if such action would cause such Stock Award to fully vest in a period of time that is less than the applicable minimum period set forth in Section 6.10.3. Except as the Committee otherwise determines, no Award requiring exercise shall have deferral features, or shall be administered in a manner that would cause such Award to fail to qualify for exemption from Section 409A of the Code; provided, however, that any Award resulting in a deferral of compensation subject to Section 409A of the Code shall be construed to the maximum extent possible, as determined by the Committee, consistent with the requirements of Section 409A of the Code.

          6.5.1    Determination of the Exercise Price.    The Committee will determine the exercise price, if any, of each Award requiring exercise. Notwithstanding the foregoing, the exercise price per share of Common Stock for an Option or Stock Appreciation Right shall be not less than 100% (110% in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) of the Fair Market Value per share on the date the Option or Stock Appreciation Right is granted.

          6.5.2    Additional Conditions.    The Committee or the Board of Directors may at the time of grant condition the exercise of an Award upon agreement by the Participant to subject the Common Stock to any restrictions on transfer or repurchase rights in effect on the date of exercise, upon representations regarding the continuation of a Service Relationship and upon other terms not inconsistent with this Plan. Any such conditions shall be set forth in the Award agreement or other document evidencing the Award.

          6.5.3    Manner of Exercise.    Any exercise of an Award shall be in writing signed by the proper person and delivered or mailed to the office of Stock Option Administration of the Company, accompanied by an appropriate exercise notice and payment in full for the number of shares in respect to which the Award is exercised, or in such other manner as may be from time to time prescribed by the Committee, including, without limitation, pursuant to electronic, telephonic or other instructions to a third party administrating the Plan. In the event an Award is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Award has been transferred by the Participant's will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver stock thereunder until the Company is satisfied that the person or persons exercising the Award is or are the duly appointed executor or administrator of the deceased Participant or the person or persons to whom the Award has been transferred by the Participant's will or by the applicable laws of descent and distribution.

          6.5.4    Payment of Exercise Price.    Where the exercise of an Award is to be accompanied by payment, the Committee may determine the required or permitted forms of payment, subject to the following: all payments will be by cash or check acceptable to the Committee, or, if so permitted by the Committee, (i) through the delivery of shares of Common Stock that have been outstanding for at least six months (unless the Committee approves a shorter period) and that have a fair market value equal to the exercise price, (ii) by delivery to the Company of a promissory note of the person exercising the Award, payable on such terms as are specified by the Committee, (iii) through a broker-assisted exercise program acceptable to the Committee, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Committee may prescribe.

          6.5.5    Period of Awards.    An Award shall be exercisable during such period of time as the Committee may specify, but not after the expiration of ten years (five years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) from the date the Option is granted.

        6.6    Termination of Awards.    Unless the Award by its terms or the Committee or Board of Directors by resolution shall expressly provide otherwise:

          6.6.1    Termination of a Participant's Service Relationship by Reason of Death.    If a Participant's Service Relationship terminates by reason of death, (a) all Options and Stock Appreciation Rights held by the Participant shall vest fully on the date that the Participant's Service Relationship terminates by reason of death without regard to whether any applicable vesting requirements have been fulfilled, and (b) all Stock Awards held by the Participant shall vest fully on the date that the Participant's Service Relationship terminates by reason of death without regard to whether any applicable vesting requirements have been fulfilled and/or all restrictions shall fully lapse as of such date without regard to whether any applicable requirements have been fulfilled. All Awards may be exercised by the Participant's executor or administrator or the person or persons to whom the Awards are transferred by will or the applicable laws of descent and distribution at any time or times within three years after the date of the Participant's death. Unexercised Options and Stock Appreciation Rights shall expire automatically at the end of such three-year period.

          6.6.2    Termination of a Participant's Service Relationship by Reason of Disability.    If a Participant's Service Relationship terminates by reason of "Disability" (as defined below), (a) all Options and Stock Appreciation Rights held by the Participant shall vest fully on the date that the Participant's Service Relationship terminates by reason of Disability (the "Disability Date") without regard to whether any applicable vesting requirements have been fulfilled, and (b) all Stock Awards held by the Participant shall vest fully on the Disability Date without regard to whether any applicable vesting requirements have been fulfilled and/or all restrictions shall fully lapse as of such date without regard to whether any applicable requirements have been fulfilled. All such Options and Stock Appreciation Rights may be exercised by the Participant at any time or times within three years after the Disability Date. Unexercised Options and Stock Appreciation Rights shall expire automatically at the end of such three-year period. Notwithstanding the foregoing, in the event the Participant fails to exercise an Incentive Stock Option within twelve months after the Disability Date, such Option shall remain exercisable at any time or times within three years after the Disability Date but will be treated as an Option that does not qualify as an Incentive Stock Option. "Disability" means the disability of the Participant within the meaning of Section 22(e)(3) of the Code.

          6.6.3    Termination of a Participant's Service Relationship by Reason of Retirement.    If a Participant's Service Relationship terminates by reason of "Retirement" (as defined below), all (a) Options and Stock Appreciation Rights held by the Participant shall continue to vest and be exercisable in accordance with the terms and conditions thereof as if the Participant's Service Relationship had not terminated, (b) Stock Awards held by the Participant that were granted to the Participant prior to December 19, 2007 shall continue to vest and/or be subject to applicable restrictions and the requirements for the lapse thereof in accordance with the terms and conditions of the Stock Awards as if the Participant's Service Relationship had not terminated, and (c) Stock Awards held by the Participant that were granted to the Participant on or after December 19, 2007 shall thereupon expire at 5 p.m. United States eastern time on the date that the Participant's Service Relationship terminates by reason of Retirement (the "Retirement Date"). Notwithstanding the foregoing, if (a) an Option or Stock Appreciation Right provides for vesting or exercisability upon the fulfillment or satisfaction of certain specified goals or conditions (other than time-based vesting or restrictions), or (b) a Stock Award that continues to vest pursuant to clause (b) of the prior sentence provides for vesting or the lapse of restrictions upon the fulfillment or satisfaction of certain specified goals or conditions (other than time-based vesting or restrictions), then subsequent to the Retirement Date, the unvested or restricted portion of an Award shall no longer be subject to such vesting or lapse of restrictions based upon such specified goals or conditions and instead shall be subject only to the time-based vesting or restrictions set forth in the Award. All Awards may be exercised by the Participant at any time or times in accordance with the terms and conditions thereof (including any applicable vesting schedule or restrictions). Notwithstanding the foregoing, in the event the Participant fails to exercise an Incentive Stock Option within three months after the Retirement Date, such Option shall remain exercisable but will be treated as an Option that does not qualify as an Incentive Stock Option. "Retirement" means for an employee, consultant or advisor of the Company or any of its Subsidiaries, the voluntary retirement by a Participant from service as an employee, consultant or advisor of the Company or any of its Subsidiaries (A) after the Participant has attained at least fifty-five years of age and at least five years of continuous service as an employee, consultant or advisor of the Company or any of its Subsidiaries or (B) after the Participant has attained at least twenty years of continuous service as an employee, consultant or advisor of the Company or any of its Subsidiaries.

          6.6.4    Termination of a Participant's Service Relationship for any Other Reason.    If a Participant's Service Relationship terminates for any reason other than death, Disability or Retirement, all (a) vested Options that do not qualify as Incentive Stock Options and vested Stock Appreciation Rights held by the Participant shall remain exercisable and shall not expire until 5 p.m. United States eastern time on the earlier to occur of (i) the date that is three months after the date of termination or (ii) the date upon which the term of the Award expires; provided, however, that all Awards held by a Participant shall immediately expire if the Participant's Service Relationship terminates for Cause or if the Participant engages in "Detrimental Activity" (as defined in Section 6.7), and (b) unvested Options, vested Incentive Stock Options, unvested Stock Appreciation Rights and all Stock Awards held by the Participant shall thereupon expire at 5 p.m. United States eastern time on the date of termination unless the Award by its terms, or the Committee or the Board of Directors by resolution, shall expressly allow the Participant to exercise any or all of the Awards held by the Participant after termination; provided, however, that notwithstanding any such express allowance, any such Award which is an Incentive Stock Option and remains exercisable after termination shall be treated as an Option that does not qualify as an Incentive Stock Option after three months following such termination. The Company shall have the sole discretion to set the date of termination for purposes of the Plan, without regard to any notice period or other obligation under the applicable laws of the jurisdiction where the Participant is employed or engaged. If the Committee or the Board of Directors so decides, an Award may provide that a leave of absence granted by the Company or any Subsidiary is not a termination of a Service Relationship for the purpose of this Section 6.6.4, and in the absence of such a provision the Committee may in any particular case determine that such a leave of absence is not a termination of a Service Relationship for such purpose. The Committee shall also determine all matters relating to whether a Service Relationship is continuous, including, for example and without limitation, in the event the Service Relationship changes from an employment relationship to a consulting or advisory relationship.

          6.6.5    The provisions of Sections 6.6.1, 6.6.2 and 6.6.3 shall not apply to Awards held by a Participant who engages or has engaged in Detrimental Activity (as defined in Section 6.7).

          6.6.6    Notwithstanding anything in this Section 6.6 to the contrary, (i) no Award granted under the Plan may be exercised beyond the date on which such Award would otherwise expire pursuant to the terms thereof, and (ii) no Incentive Stock Option granted under the Plan may be exercised after the expiration of ten years (five years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) from the date the Incentive Stock Option was granted.

        6.7    Cancellation and Rescission of Awards.    The following provisions of this Section 6.7 shall apply to Awards granted to (i) Participants who are classified by the Company or a Subsidiary as an executive officer, senior officer, or officer (collectively, "Officers") of the Company or a Subsidiary, (ii) Participants who are Eligible Directors, and (iii) certain other Participants designated by the Committee or the Board of Directors to be subject to the terms of this Section 6.7 (such designated Participants together with Officers and Eligible Directors referred to collectively as "Senior Participants"). The Committee or the Board of Directors may cancel, rescind, suspend or otherwise limit or restrict any unexpired Award at any time if the Senior Participant engages in "Detrimental Activity" (as defined below). Furthermore, in the event a Senior Participant engages in Detrimental Activity at any time prior to or during the six months after any exercise of an Award, lapse of a restriction under an Award or delivery of Common Stock pursuant to an Award, such exercise, lapse or delivery may be rescinded until the later of (i) two years after such exercise, lapse or delivery or (ii) two years after such Detrimental Activity. Upon such rescission, the Company at its sole option may require the Senior Participant to (i) deliver and transfer to the Company the shares of Common Stock received by the Senior Participant upon such exercise, lapse or delivery, (ii) pay to the Company an amount equal to any realized gain received by the Senior Participant from such exercise, lapse or delivery, or (iii) pay to the Company an amount equal to the market price (as of the exercise, lapse or delivery date) of the Common Stock acquired upon such exercise, lapse or delivery minus the respective price paid upon exercise, lapse or delivery, if applicable. The Company shall be entitled to set-off any such amount owed to the Company against any amount owed to the Senior Participant by the Company. Further, if the Company commences an action against such Senior Participant (by way of claim or counterclaim and including declaratory claims), in which it is preliminarily or finally determined that such Senior Participant engaged in Detrimental Activity or otherwise violated this Section 6.7, the Senior Participant shall reimburse the Company for all costs and fees incurred in such action, including but not limited to, the Company's reasonable attorneys' fees. As used in this Section 6.7, "Detrimental Activity" shall include: (i) the failure to comply with the terms of the Plan or certificate or agreement evidencing the Award; (ii) the failure to comply with any term set forth in the Company's Key Employee Agreement (irrespective of whether the Senior Participant is a party to the Key Employee Agreement); (iii) any activity that results in termination of the Senior Participant's Service Relationship for Cause; (iv) a violation of any rule, policy, procedure or guideline of the Company; or (v) the Senior Participant being convicted of, or entering a guilty plea with respect to a crime whether or not connected with the Company.

        6.8    Tax Withholding.

          6.8.1    In the case of an Award that is not an Incentive Stock Option, the Committee shall have the right to require the individual exercising the Award to remit to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements (or to make other arrangements satisfactory to the Company with regard to such taxes) prior to the delivery of any Common Stock pursuant to the exercise of the Award. In the case of an Incentive Stock Option, if at the time the Incentive Stock Option is exercised the Committee determines that under applicable law and regulations the Company could be liable for the withholding of any federal or state tax with respect to a disposition of the Common Stock received upon exercise, the Committee may require as a condition of exercise that the individual exercising the Incentive Stock Option agree (i) to inform the Company promptly of any disposition (within the meaning of Section 422(a)(1) of the Code and the regulations thereunder) of Common Stock received upon exercise, and (ii) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding of tax, and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

          6.8.2    In the case of an Award that is exercised by an individual that is subject to taxation in a foreign jurisdiction, the Committee shall have the right to require the individual exercising the Award to remit to the Company an amount sufficient to satisfy any tax or withholding requirement of that foreign jurisdiction (or to make other arrangements satisfactory to the Company with regard to such taxes prior to the delivery of any Common Stock pursuant to the exercise of the Award).

        6.9    Options.

          6.9.1    No Incentive Stock Option may be granted under the Plan after January 29, 2013, but Incentive Stock Options previously granted may extend beyond that date.

          6.9.2    Each eligible Participant may be granted Incentive Stock Options only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any related corporation, such Incentive Stock Options do not become exercisable for the first time by such employee during any calendar year in a manner which would entitle the employee to purchase more than $100,000 in Fair Market Value (determined at the time the Incentive Stock Options were granted) of Common Stock in that year. Any Options granted to an employee in excess of such amount will be granted as non-qualified Options.

        6.10    Stock Awards.

          6.10.1    Rights as a Shareholder.    Subject to any restrictions applicable to the Award, the Participant holding Restricted Stock, whether vested or unvested, shall be entitled to enjoy all shareholder rights with respect to such Restricted Stock, including the right to receive dividends and to vote the shares.

          6.10.2    Stock Certificates; Legends.    Certificates representing shares of Restricted Stock shall bear an appropriate legend referring to the restrictions to which they are subject, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. The certificates representing shares of Restricted Stock may be held by the Company until the restrictions to which they are subject are satisfied.

          6.10.3    Minimum Vesting Periods.    Subject to Sections 6.6.1, 6.6.2, and 7.2, (a) Stock Awards granted to Participants other than Eligible Directors that vest by the passage of time only shall not vest fully in less than three (3) years after the date of grant, and (b) Stock Awards that vest upon the achievement of performance goals shall not vest fully in less than one (1) year after the date of grant.

        6.11    Performance Awards.

          6.11.1    Recipients of Performance Awards.    The Committee may grant Performance Awards to any Participant. Each Performance Award shall contain the Performance Goals for the Award, including the Performance Criteria, the target and maximum amounts payable, and such other terms and conditions of the Performance Award as the Committee in its discretion establishes. In the case of Performance Awards to any Participant whom the Committee determines is or may become a "covered employee" within the meaning of Section 162(m) of the Code during the Performance Period or before payment of the Performance Award, each such Performance Award may, in the Committee's sole discretion, be granted and administered to comply with the requirements of Section 162(m) of the Code. Each such Performance Award to a covered employee shall be confirmed by, and be subject to, a Performance Award agreement.

          6.11.2    Establishment of Performance Goals.    The Committee shall establish the Performance Goals for Performance Awards. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Awards. The Committee may increase, but not decrease, any Performance Goal during a Performance Period for any "covered employee" within the meaning of Section 162(m) of the Code. The Performance Goals for any Performance Award for any such "covered employee" shall be made not later than 90 days after the start of the Performance Period to which the Performance Award relates and (for Performance Periods shorter than one year) prior to the completion of 25 percent (25%) of such period.

          6.11.3    No Discretion to Increase Performance Awards.    The Committee shall establish for each Performance Award the amount of Common Stock payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. The Committee shall make all determinations regarding the achievement of any Performance Goals. The Committee may not increase the Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals, but may reduce or eliminate the payments, except as provided in the terms of the Performance Award.

          6.11.4    Certification of Achievement of Performance Goals.    The actual payments of Common Stock to a Participant under a Performance Award will be calculated by applying the achievement of Performance Criteria to the Performance Goal. In the case of any Performance Award to a "covered employee" within the meaning of Section 162(m) of the Code, the Committee shall make all calculation of actual payments of Common Stock and shall certify in writing prior to the payment of the Performance Award the extent, if any, to which the Performance Goals have been met; provided, however, that the Committee shall not be required to certify the extent to which the Performance Goals have been met if the payments under the Performance Award are attributable solely to the increase in the price of the Common Stock.

          6.11.5    Timing of Payment of Performance Awards.    Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. The Committee may permit the Participants to elect to defer, or the Committee may require the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate.

        6.12    Authority of the Committee.    Subject to the provisions of Section 9, the Committee shall have the authority, either generally or in any particular instance, to waive compliance by a Participant with any obligation to be performed by him under an Award and to waive any condition or provision of an Award, except that the Committee may not (a) increase the total number of shares covered by any Incentive Stock Option (except in accordance with Section 7), (b) reduce the exercise price per share of any Incentive Stock Option (except in accordance with Section 7) or (c) extend the term of any Incentive Stock Option to more than ten years. Any such waiver by the Committee in any particular instance shall not be construed as a bar, waiver or other limit of any other right with respect to any other instance.

        6.13    Listing of Common Stock, Withholding and Other Legal Requirements.    The Company shall not be obligated to deliver any Common Stock until all federal, state and international laws and regulations which the Company may deem applicable have been complied with, nor, in the event the outstanding Common Stock is at the time listed upon any stock exchange, until the stock to be delivered has been listed or authorized to be added to the list upon official notice of issuance to such exchange. In addition, if the shares of Common Stock subject to any Award have not been registered in accordance with the Securities Act of 1933, as amended, the Company may require the person or persons who wishes or wish to exercise such Award to make such representation or agreement with respect to the sale of Common Stock acquired on exercise of the Award as will be sufficient, in the opinion of the Company's counsel, to avoid violation of said Act, and may also require that the certificates evidencing said Common Stock bear an appropriate restrictive legend.

7.     Effect of Certain Transactions.

        7.1    Changes to Common Stock.    In the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock that becomes effective after the adoption of the Plan by the Board of Directors, the Committee shall make appropriate adjustments in (i) the number and kind of shares of stock for which Awards may thereafter be granted hereunder, (ii) the number and kind of shares of stock remaining subject to each Award outstanding at the time of such change and (iii) the exercise price of each Award, if applicable. The Committee's determination shall be binding on all persons concerned. References in the Plan to shares of Common Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.1.

        7.2    Merger or Consolidation.    Subject to any required action by the shareholders, if the Company shall be the surviving corporation in any merger or consolidation (other than a merger or consolidation in which the Company survives but in which a majority of its outstanding shares are converted into securities of another corporation or are exchanged for other consideration), any Award granted hereunder shall pertain and apply to the securities which a holder of the number of shares of stock of the Company then subject to the Award is entitled to receive, but a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation or in which a majority of its outstanding shares are so converted or exchanged shall cause every Award hereunder to terminate; provided that if any such dissolution, liquidation, merger or consolidation is contemplated, the Company shall either (a) arrange for any corporation succeeding to the business and assets of the Company to issue to the Participants replacement Awards (which, in the case of Incentive Stock Options, satisfy, in the determination of the Committee, the requirements of Section 424 of the Code) on such corporation's stock which will to the extent possible preserve the value of the outstanding Awards or (b) shall make the outstanding Awards fully exercisable or cause all of the applicable restrictions to which outstanding Stock Awards are subject to lapse, in each case, on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Committee, following the exercise of the Award or the issuance of shares of Common Stock, as the case may be, to participate as a shareholder in any such dissolution, liquidation, merger or consolidation and the Award will terminate upon consummation of any such transaction. The existence of the Plan shall not prevent any such change or other transaction and no Participant hereunder shall have any right except as herein expressly set forth. Notwithstanding the foregoing provisions of this Section 7.2, Awards subject to and intended to satisfy the requirements of Section 409A of the Code shall be construed and administered consistent with such intent.

8.     Rights to a Service Relationship

        Neither the adoption of the Plan nor any grant of Awards confers upon any employee, consultant or advisor of the Company or a Subsidiary, or any member of the Board of Directors, any right to the continuation of a Service Relationship with the Company or a Subsidiary, as the case may be, nor does it interfere in any way with the right of the Company or a Subsidiary to terminate the Service Relationship of any of those persons at any time.

9.     Discontinuance, Cancellation, Amendment and Termination.

        The Committee or the Board of Directors may at any time discontinue granting Awards under the Plan and, with the consent of the Participant, may at any time cancel an existing Award in whole or in part and grant another Award to the Participant for such number of shares as the Committee or the Board of Directors specifies. The Committee or the Board of Directors may at any time or times amend the Plan for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law or may at any time terminate the Plan as to any further grants of Awards; provided, however, that no such amendment shall without the approval of the shareholders of the Company (a) materially amend the Plan, (b) increase the Authorized Shares available under the Plan, (c) change the group of persons eligible to receive Awards under the Plan, (d) reprice any outstanding Options or Stock Appreciation Rights or reduce the price at which Options or Stock Appreciation Rights may be granted (including any tandem cancellation and regrant or any other amendment or action that would have substantially the same effect as reducing the exercise price of outstanding Options or Stock Appreciation Rights), (e) extend the time within which Awards may be granted, (f) alter the Plan in such a way that Incentive Stock Options granted or to be granted hereunder would not be considered incentive stock options under Section 422 of the Code, or (g) amend the provisions of this Section 9, and no such amendment shall adversely affect the rights of any Participant (without his consent) under any Award previously granted.

10.   Effective Date and Term.

        The Plan became effective immediately upon its approval by the shareholders of the Company at the Annual Meeting on May 7, 2003 (the "Effective Date"), and unless the Plan is sooner terminated by the Board of Directors, will remain in effect until the tenth anniversary of the Effective Date (the "Termination Date"). After the Termination Date, no Awards will be granted under the Plan, provided that Awards granted prior to the Termination Date may extend beyond that date. This amended and restated Plan shall take effect upon its approval by the shareholders of the Company at the Annual Meeting on May 3, 2007 (the "Amended and Restated Plan Effective Date"). Any amendment and/or restatement of the Plan made subsequent to the Amended and Restated Plan Effective Date shall become effective on the date of its adoption by the Committee or the Board of Directors, unless the Committee or the Board of Directors provide for such amendment or restatement to be effective as of a different date.

11.   Liability of the Company.

        By accepting any benefits under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated acceptance and ratification to, and consented to, any action taken or made under the Plan by the Company, including, without limitation, the Board of Directors and the Committee. No Participant or any person claiming under or through a Participant shall have any right or interest, whether vested or otherwise, in the Plan or any Award hereunder, contingent or otherwise, unless and until such Participant shall have complied with all of the terms, conditions and provisions of the Plan and any Award agreement related thereto. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or agents shall be liable to any Participant or any other person (a) if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any Incentive Stock Option granted hereunder does not qualify for tax treatment as an "incentive stock option" under Section 422 of the Code or (b) by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 409A of the Code or by reason of Section 4999 of the Code.

12.   Unfunded Plan.

        Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards, any such accounts will be used merely as an administrative convenience. Except for the holding of Restricted Stock in escrow, the Company shall not be required to segregate any assets that may at any time be represented by Awards, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board of Directors or the Committee be deemed to be a trustee of Common Stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations that may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

13.   Jurisdiction and Governing Law.

        The parties submit to the exclusive jurisdiction and venue of the federal or state courts of The Commonwealth of Massachusetts to resolve issues that may arise out of or relate to the Plan or the same subject matter. The Plan shall be governed by the laws of The Commonwealth of Massachusetts, excluding its conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

14.   Foreign Jurisdictions.

        To the extent that the Committee determines that the material terms set by the Committee or imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such additional terms and conditions as the Committee determines to be necessary, appropriate or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders. The Committee shall also have the authority and discretion to delegate the foregoing powers to appropriate officers of the Company.

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  Exhibit 10.5
EMC CORPORATION AMENDED AND RESTATED 2003 STOCK PLAN, as amended and restated as of December 19, 2007